Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	t 303-858-8358 f 303-858-8431 gevo.com

Gevo Reports Third Quarter 2024 Financial Results

Gevo to Host Conference Call Today at 4:30 p.m. ET

ENGLEWOOD, Colo. – November 7, 2024 - Gevo, Inc. (NASDAQ: GEVO) (“Gevo”, the “Company”, “we”, “us” or “our”) today announced financial results for the third quarter 2024 and recent corporate highlights.

Recent Corporate Highlights

•

Net-Zero 1 (“NZ1”): Gevo has received a conditional commitment for a loan guarantee with borrowing capacity of $1.6 billion (including capitalized interest during construction) from the U.S. Department of Energy (“DOE”) Loan Programs Office (“LPO”) for the NZ1 project in South Dakota. We believe this significant milestone signals the strength of the project to finance the world’s first large-scale, net-zero-emissions alcohol-to-jet production facility.

•

Red Trail Asset Acquisition: Gevo has entered into a definitive agreement to acquire the ethanol production and carbon capture and sequestration (“CCS”) assets of Red Trail Energy, LLC (“Red Trail Energy”). The Adjusted EBITDA[1] from the Red Trail Energy assets, when combined with Adjusted EBITDA[1] from Gevo’s renewable natural gas (“RNG”), Verity and other businesses, is expected to make Gevo’s Adjusted EBITDA[1] positive in 2025.

•

CultivateAI Acquisition: Gevo acquired Cultivate Agricultural Intelligence, LLC (“CultivateAI”), which leverages drone and satellite-based imaging and GIS mapping to generate digital inventories for agriculture and land use, for its Verity business unit. We believe the integration of CultivateAI into the Verity platform will provide comprehensive, highest quality, data-driven solutions for carbon abatement in food, feed, fuels, and industrial markets, while simultaneously helping farmers improve their operations, sustainability, and profitability.

•

Ethanol to Olefins (“ETO”) Patent: The U.S. Patent and Trademark Office has granted to Gevo two patents for its ETO process. This process is designed to improve the cost and yields of drop-in, bio-based hydrocarbon fuels and chemicals from ethanol, and adds to Gevo’s global portfolio of more than 300 patents, as well as proprietary processes and know-how concerning processes to convert carbohydrates to hydrocarbons.

•

Sale of Investment Tax Credits: Gevo announced the sale of Investment Tax Credits, monetizing Inflation Reduction Act (“IRA”) credits generated from the commercialization of its renewable natural gas (“RNG”) facility.

1Adjusted EBITDA is a non-GAAP measure calculated as earnings before interest, taxes, depreciation and amortization, inclusive of the value of monetizable tax credits such as 45-Q and 45-Z and excluding project development costs.

2024 Third Quarter Financial Highlights

•	Ended the third quarter with cash, cash equivalents and restricted cash of $292.9 million.
•

Combined revenue and interest and investment income was $5.8 million for the third quarter of 2024. For the nine months ended September 30, 2024, combined revenue and interest and investment income was $23.8 million.

o	On a standalone basis, our RNG subsidiary generated revenue of $2.0 million in the third quarter of 2024, consisting of RNG sales of 101,101 MMBtu for $0.2 million and $1.8 million of net proceeds from sales of environmental attributes. This revenue decreased relative to the same period in 2023, primarily due to lower sales of environmental attributes as a result of a buildup of environmental attribute inventory. The buildup of inventory is in anticipation of receiving the final pathway approval under the LCFS Program, which we expect to result in a lower carbon intensity (“CI”) score and result in a potentially higher value when the inventory is released and sold. This CI pathway approval is anticipated during the first quarter of 2025.
•	Loss from operations of $24.0 million for the third quarter.
•	Non-GAAP adjusted EBITDA loss[2] of $16.7 million for the third quarter.
•	Investment Tax Credit sale proceeds of $15.3 million are reflected in the Statement of Cash Flows, Investing Activities, as a capital-related items, net of adjustments.
•	On a standalone basis, our RNG subsidiary generated standalone GAAP loss from operations of $2.8 million, and non-GAAP adjusted EBITDA loss[2] of $1.2 million for the third quarter.
•	Net loss per share of $0.09 for the third quarter.

2Adjusted EBITDA is a non-GAAP measure calculated by adding back depreciation and amortization, allocated intercompany expenses for shared service functions, and non-cash stock-based compensation to GAAP loss from operations. A reconciliation of adjusted EBITDA to GAAP loss from operations is provided in the financial statement tables following this release. Adjusted EBITDA was referred to as “cash EBITDA” in previous periods.

Management Comment

Lynn Smull, Gevo’s Chief Financial Officer, commented, “Securing the DOE's $1.6 billion loan guarantee conditional commitment is a transformative milestone for Gevo and our Net-Zero 1 project. Reaching the DOE commitment illustrates Gevo’s pioneering ability to develop and reduce the risk of a financially attractive, large-scale, net-zero SAF production facility. Additionally, given the acquisition of the Red Trail Energy assets combined with Verity and expected near term RNG growth, we believe that we are well-positioned to achieve positive Adjusted EBITDA in 2025. The investments we’re making are strategically positioning us for long-term growth in new industries that need low-carbon products, while managing our cash and capital expenditures to execute from a position of financial strength.”

Dr. Patrick Gruber, Gevo’s Chief Executive Officer, added, “Everything we do is tied together by the concept of carbon abatement as a means to create value in the clean energy market sector, profit for the company, and value for our shareholders. The progress on Net-Zero business systems, which include NZ1 and the Red Trail Energy asset acquisition, underscores our commitment to developing our businesses to abate carbon and serving enormous, growing markets. Our advancements in areas like Verity, with our CultivateAI acquisition, reflect our commitment to creating resilient value chains that support carbon abatement from field to flight, in the case of SAF, but also for other fuels, chemicals and food chains. In the Net-Zero business system, it is all about making products that people value, and doing it profitably, just like any other business. There is more, though. It’s also about rural economic development, energy security, creation of jobs, and rewarding farmers. Overall, it’s all about carbon abatement across the whole of the supply chain, while everyone in the supply chain benefits economically.”

2024 Third Quarter Financial Results

Operating revenue. During the three months ended September 30, 2024, operating revenue decreased $2.6 million compared to the three months ended September 30, 2023, primarily due to lower sales of environmental attributes from our RNG project. This is due to a buildup of environmental attribute inventory in anticipation of receiving the final pathway approval under the LCFS Program, which we expect to result in a lower CI score. Said approval is anticipated during the first quarter of 2025. During the three months ended September 30, 2024, we sold 101,101 MMBtu of RNG from our RNG project, resulting in RNG sales of $0.2 million and environmental attribute sales of $1.8 million.

Cost of production. Cost of production remained flat during the three months ended September 30, 2024, compared to the three months ended September 30, 2023.

Depreciation and amortization. Depreciation and amortization decreased $1.5 million during the three months ended September 30, 2024, compared to the three months ended September 30, 2023, due to the timing of sales of environmental attribute inventory, which includes allocated depreciation and amortization.

Research and development expense. Research and development expenses decreased $0.4 million during the three months ended September 30, 2024, compared to the three months ended September 30, 2023, primarily due to decreased consulting expenses and professional fees.

General and administrative expense. General and administrative expense increased $1.2 million during the three months ended September 30, 2024, compared to the three months ended September 30, 2023, primarily due to increases in personnel costs related to the hiring of highly qualified and skilled professionals, and professional consulting fees, partially offset by a decrease in stock-based compensation. On an annual basis, we assess our corporate cost allocation estimates across all segments to reflect the use of centralized administrative functions as well as the allocation of personnel costs related to our project development efforts.

Project development costs. Project development costs are primarily related to our Net-Zero Projects and Verity, which consist primarily of employee expenses, preliminary engineering costs, and technical consulting costs. Project development costs increased $1.8 million during the three months ended September 30, 2024, compared to the three months ended September 30, 2023, primarily due to increases in personnel costs, consulting fees, and costs related to our USDA Grant, which have not yet been reimbursed.

Facility idling costs. Facility idling costs are related to the care and maintenance of our Luverne Facility. Facility idling costs decreased $0.4 million during the three months ended September 30, 2024, compared to the three months ended September 30, 2023.

Loss from operations. The Company’s loss from operations increased $3.3 million during the three months ended September 30, 2024, compared to the three months ended September 30, 2023, primarily due to the increase in costs for our Net-Zero and Verity projects.

Interest expense. Interest expense increased $0.6 million during the three months ended September 30, 2024, compared to the three months ended September 30, 2023, and was primarily comprised of interest on the Remarketed Bonds.

Interest and investment income. Interest and investment income decreased $1.4 million during the three months ended September 30, 2024, compared to the three months ended September 30, 2023, primarily due to the usage of cash for our capital projects and operating costs, resulting in a lower balance of cash equivalent investments during the three months ended September 30, 2024.

Other income (expense), net. Other income (expense), net remained flat for the three months ended September 30, 2024, compared to the three months ended September 30, 2023.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. ET will be Dr. Patrick R. Gruber, Chief Executive Officer, L. Lynn Smull, Chief Financial Officer, and Dr. Eric Frey, Vice President of Finance. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the live call, please register through the following event weblink: https://register.vevent.com/register/BId0c13b561f9d442ba7211ad0cbc56dbc. After registering, participants will be provided with a dial-in number and pin.

To listen to the conference call (audio only), please register through the following event weblink: https://edge.media-server.com/mmc/p/ggx3po5y.

A webcast replay will be available two hours after the conference call ends on November 7, 2024. The archived webcast will be available in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo's mission is to convert renewable energy and biogenic carbon into sustainable fuels and chemicals with a net-zero or better carbon footprint. Gevo’s innovative technology can be used to make a variety of products, including SAF, motor fuels, chemicals, and other materials. Gevo’s business model includes developing, financing, and operating production facilities for these renewable fuels and other products. It currently runs one of the largest dairy-based RNG facilities in the United States. It also owns the world’s first production facility for specialty alcohol-to-jet (“ATJ”) fuels and chemicals. Gevo emphasizes the importance of sustainability by tracking and verifying the carbon footprint of its business systems through its Verity subsidiary.

Learn more at Gevo’s website: www.gevo.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, the financing and the timing of our NZ1 project, the agreement with LG Chem, the DOE loan guarantee process, the Red Trail Energy acquisition and timing of its closing, the successful integration of the CultivateAI acquisition, the success and revenue of Verity, the success of our ETO business, our financial condition, our results of operation and liquidity, our business plans, our business development activities, our Net-Zero Projects, financial projections related to our business, our RNG project, our fuel sales agreements, our plans to develop our business, our ability to successfully develop, construct and finance our operations and growth projects, our ability to achieve cash flow from our planned projects, the ability of our products to contribute to lower greenhouse gas emissions, particulate and sulfur pollution, and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in our most recent Annual Report on Form 10-K and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains a financial measure that does not comply with U.S. generally accepted accounting principles (“GAAP”), including non-GAAP adjusted EBITDA. Non-GAAP adjusted EBITDA excludes depreciation and amortization, allocated intercompany expenses for shared service functions, and non-cash stock-based compensation from GAAP loss from operations. Management believes this measure is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. This non-GAAP financial measure also facilitates management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes this non-GAAP financial measure is useful to investors because it allows for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

Gevo, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share amounts)

	September 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$223,227	$298,349
Restricted cash	1,489	77,248
Trade accounts receivable, net	1,411	2,623
Inventories	5,846	3,809
Prepaid expenses and other current assets	4,659	4,353
Total current assets	236,632	386,382
Property, plant and equipment, net	219,804	211,563
Restricted cash	68,155	—
Operating right-of-use assets	1,149	1,324
Finance right-of-use assets	2,236	210
Intangible assets, net	8,548	6,524
Goodwill	3,742	—
Deposits and other assets	63,524	44,319
Total assets	$603,790	$650,322
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$26,396	$22,752
Operating lease liabilities	351	532
Finance lease liabilities	1,873	45
Loans payable	53	130
2021 Bonds payable, net	—	67,967
Total current liabilities	28,673	91,426
Remarketed Bonds payable, net	66,902	—
Loans payable	—	21
Operating lease liabilities	1,051	1,299
Finance lease liabilities	613	187
Other long-term liabilities	1,830	—
Total liabilities	99,069	92,933
Stockholders' Equity
Common stock, $0.01 par value per share; 500,000,000 shares authorized; 239,407,448 and 240,499,833 shares issued and outstanding at September 30, 2024, and December 31, 2023, respectively.	2,394	2,405
Additional paid-in capital	1,284,957	1,276,581
Accumulated deficit	(782,630)	(721,597)
Total stockholders' equity	504,721	557,389
Total liabilities and stockholders' equity	$603,790	$650,322

Gevo, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Total operating revenues	$1,965	$4,528	$11,215	$12,826
Operating expenses:
Cost of production	2,544	2,480	8,554	8,836
Depreciation and amortization	3,494	4,994	12,222	14,323
Research and development expense	1,113	1,558	4,302	4,716
General and administrative expense	11,679	10,522	35,342	31,891
Project development costs	6,593	4,789	19,648	10,635
Facility idling costs	550	911	2,325	2,923
Total operating expenses	25,973	25,254	82,393	73,324
Loss from operations	(24,008)	(20,726)	(71,178)	(60,498)
Other income (expense)
Interest expense	(1,107)	(540)	(2,762)	(1,615)
Interest and investment income	3,843	5,261	12,579	14,083
Other income, net	116	305	328	292
Total other income, net	2,852	5,026	10,145	12,760
Net loss	$(21,156)	$(15,700)	$(61,033)	$(47,738)
Net loss per share - basic and diluted	$(0.09)	$(0.07)	$(0.25)	$(0.20)
Weighted-average number of common shares outstanding - basic and diluted	239,445,900	239,537,811	239,767,047	238,100,986

Gevo, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(21,156)	$(15,700)	$(61,033)	$(47,738)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities	—	—	—	1,040
Comprehensive loss	$(21,156)	$(15,700)	$(61,033)	$(46,698)

Gevo, Inc.

Condensed Consolidated Statements of Stockholders’ Equity

(Unaudited, in thousands, except share amounts)

	For the Nine Months Ended September 30, 2024 and 2023
	Common Stock			Accumulated Other	Accumulated	Stockholders’
	Shares	Amount	Paid-In Capital	Comprehensive Loss	Deficit	Equity
Balance, December 31, 2023	240,499,833	$2,405	$1,276,581	$—	$(721,597)	$557,389
Non-cash stock-based compensation	—	—	12,485	—	—	12,485
Stock-based awards and related share issuances, net	6,015,823	60	481	—	—	541
Repurchase of common stock	(7,190,006)	(72)	(4,638)	—	—	(4,710)
Issuance of common stock upon exercise of warrants	81,798	1	48	—	—	49
Net loss	—	—	—	—	(61,033)	(61,033)
Balance, September 30, 2024	239,407,448	$2,394	$1,284,957	$—	$(782,630)	$504,721

Balance, December 31, 2022	237,166,625	$2,372	$1,259,527	$(1,040)	$(655,382)	$605,477
Non-cash stock-based compensation	—	—	12,752	—	—	12,752
Stock-based awards and related share issuances, net	3,086,082	31	(31)	—	—	—
Other comprehensive income	—	—	—	1,040	—	1,040
Net loss	—	—	—	—	(47,738)	(47,738)
Balance, September 30, 2023	240,252,707	$2,403	$1,272,248	$—	$(703,120)	$571,531

Gevo, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2024	2023
Operating Activities
Net loss	$(61,033)	$(47,738)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	12,485	12,752
Depreciation and amortization	12,222	14,323
Amortization of marketable securities discount	—	(102)
Other noncash expense	1,847	655
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	1,417	(1,766)
Inventories	(1,542)	1,137
Prepaid expenses and other current assets, deposits and other assets	(10,750)	(816)
Accounts payable, accrued expenses and non-current liabilities	6,814	427
Net cash used in operating activities	(38,540)	(21,128)
Investing Activities
Acquisitions of property, plant and equipment	(36,459)	(61,413)
Proceeds from sale of investment tax credit	15,336	—
Payment of earnest money deposit	(10,000)	—
Acquisition of CultivateAI, net	(6,070)	—
Proceeds from maturity of marketable securities	—	168,550
Proceeds from sale of property, plant and equipment	—	34
Net cash (used in) provided by investing activities	(37,193)	107,171
Financing Activities
Proceeds from issuance of Remarketed Bonds, net	68,155	—
Extinguishment of 2021 Bonds, net	(68,155)	—
Payment of debt offering costs	(1,665)	—
Proceeds from the exercise of warrants	49	—
Payment of loans payable	(89)	(128)
Payment of finance lease liabilities	(578)	(22)
Repurchases of common stock	(4,710)	—
Net cash used in financing activities	(6,993)	(150)
Net (decrease) increase in cash and cash equivalents	(82,726)	85,893
Cash, cash equivalents and restricted cash at beginning of period	375,597	315,376
Cash, cash equivalents and restricted cash at end of period	$292,871	$401,269

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Non-GAAP Adjusted EBITDA (Consolidated):
Loss from operations	$(24,008)	$(20,726)	$(71,178)	$(60,498)
Depreciation and amortization	3,494	4,994	12,222	14,323
Stock-based compensation	3,786	4,132	12,485	12,752
Non-GAAP adjusted EBITDA (loss) (Consolidated)	$(16,728)	$(11,600)	$(46,471)	$(33,423)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Non-GAAP Adjusted EBITDA (Gevo NW Iowa RNG):
Loss from operations	$(2,832)	$(1,120)	$(5,263)	$(6,382)
Depreciation and amortization	672	1,914	3,347	5,099
Allocated intercompany expenses for shared service functions	890	890	2,671	2,671
Stock-based compensation	48	18	125	59
Non-GAAP adjusted EBITDA (loss) (Gevo NW Iowa RNG)	$(1,222)	$1,702	$880	$1,447

Media Contact

Heather Manuel

VP of Stakeholder Engagement & Partnerships

PR@gevo.com

Investor Contact

Eric Frey, PhD

Vice President of Finance & Strategy

IR@Gevo.com